For Further Information Contact:
Jim Marcelli Lightwave Logic 302-356-2717 jmarcelli@lightwavelogic.com	Phillips W. Smith Lightwave Logic 480-280-9192 phil@lightwavelogic.com	Paul G. Henning Cameron Associates 212-554-5462 phenning@cameronassoc.com

Lightwave Logic Announces Company Updates To Shareholders

Newark, Delaware – July 8, 2010:  Lightwave Logic, Inc. (OTC BB: LWLG) a technology company focused on the development of the ‘Next Generation Electro-Optic Polymer Material Platform’ for applications in high speed fiber-optic data communications and optical computing, announced the following updates to its shareholders, which will also be announced at its 2010 Annual Meeting of Stockholders.

1.

The company’s electro-optic polymers are presently being tested and evaluated by a large system supplier.  We expect results from this system supplier in the near future.

2.

We are awaiting action from the Patent and Trademark Office (PTO) regarding our initial patent filing.  We recently received clarification from the PTO, submitted their requested information on July 1, 2010, and are now awaiting the PTO’s action.

3.

We are presently working in conjunction with our university partners on programs that may lead to the development of new commercially viable molecules.

4.

The management presentation from the 2010 Annual Meeting of Stockholders will be posted to the company’s website as soon as possible after the meeting.

“Powered by Lightwave Logic”

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects,"

"anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.